CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
Panorama Series Fund, Inc.:

We consent to the use of our report dated February 16, 2012, with respect to the financial statements and financial highlights of International Growth Fund/VA (one of the portfolios constituting Panorama Series Fund, Inc.), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP
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KPMG LLP

Denver, Colorado
April 26, 2012